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                                  Exhibit 21.1

                                  Subsidiaries

NCC Broadcast, Inc.
The Village at Breckenridge Acquisition Corp., Inc.
Property Management Acquisition Corp., Inc.
Avalon Entertainment Group, Inc.
AWC Acquisition Corp.